Exhibit 99.1

Investor Contact: Larry P. Kromidas

618-258-3206

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN THIRD QUARTER 2006 RESULTS EXCEED FORECAST

CLAYTON, MO, October 26, 2006 – Olin Corporation (NYSE: OLN) announced today that net income in the third quarter of 2006 was $56.2 million, or $0.77 per diluted share, compared with net income of $31.4 million, or $0.44 per diluted share, in the third quarter of 2005. Third quarter 2006 earnings include a $24.8 million reduction in income tax expense associated with the settlement of the tax treatment of capital losses generated in 1997 and other tax matters. Third quarter 2005 results included pretax environmental recoveries of $18.0 million and a pretax gain on the sale of land of $0.9 million. Sales in the third quarter were $851.9 million, compared with $599.0 million in the third quarter of 2005.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer, said, “Our third quarter earnings per diluted share of $0.77 represent our highest quarterly earnings per share since the spin-off of Arch Chemicals and exceeded our forecast of $0.60 primarily due to better than expected results in each of our three businesses, and a benefit from the tax settlement. Chlor Alkali experienced stronger than expected volumes during the quarter, while Metals experienced better pricing than anticipated, and Winchester benefited from lower costs. Earnings in each business also improved over the third quarter of 2005. Third quarter 2006 results include the impact of a scheduled five-day outage at our McIntosh Chlor Alkali facility, including the SunBelt partnership, and shorter planned outages at our Augusta and Charleston Chlor Alkali facilities.”

In the fourth quarter of 2006, Olin expects earnings to be in the $0.25 per diluted share range, which reflects normal seasonal weakness in each of the businesses. Fourth quarter 2005 earnings per diluted share of $0.45 included $30.4 million of pretax gains associated with environmental recoveries and a $2.5 million gain related to asset retirement obligations, partially offset by a $10.5 million pretax charge associated with an accounting change. For the full year 2006, we expect Chlor Alkali and Winchester earnings to improve over 2005 levels.

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in the segment results, consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the third quarter of 2006 were $169.1 million, compared to $151.5 million in the third quarter of 2005. The increase reflects the combination of a 5% increase in chlorine and caustic volumes and a 5% increase in chlorine and caustic prices. Chlor Alkali segment income during the quarter was $63.0 million, compared to $57.3 million in the third quarter of 2005.

METALS

Metals third quarter 2006 sales were $578.2 million, compared with $347.1 million in the third quarter of 2005. The increase was due to higher metal values. The average price of copper increased from $1.70 per pound in the third quarter of 2005 to $3.54 per pound in the third quarter of 2006. Volumes in the rod business increased 5% during the quarter, while volumes in the strip business declined 4%. During the quarter, ammunition and electronics shipments increased 7% and 26% respectively, while automotive, building products, and coinage shipments declined 15%, 2%, and 19%, respectively. Metals segment income during the third quarter of 2006 was $7.3 million compared to $2.0 million during the third quarter of 2005. The year-over-year increase in Metals earnings is due to improved product pricing and the cost benefit of the first quarter restructuring, partially offset by increased metal melting losses caused by higher copper prices and increased electricity costs.

WINCHESTER

Winchester sales for the third quarter of 2006 were $104.6 million compared with $100.4 million in the third quarter of 2005. This increase reflects the combination of higher selling prices partially offset by lower volumes. Third quarter 2006 Winchester segment income was $5.9 million compared to $4.7 million in the third quarter of 2005. Improved selling prices and reduced manufacturing costs were partially offset by lower volumes and higher commodity and other material costs.

CORPORATE AND OTHER COSTS

For the third quarter of 2006, pension expense included in the corporate and other segment was $3.7 million, compared to $0.6 million in the third quarter of 2005. The $3.1 million increase was due to the impact of a lower discount rate and the higher amortization of plan losses, primarily investment losses on plan assets from prior periods. On a total company basis, pension expense for the third quarter was $9.8 million, compared to $6.6 million in 2005.

Third quarter 2006 charges to income for environmental investigatory and remedial activities were $6.2 million, which includes a $0.9 million recovery from a third party of expenses incurred and expensed in prior periods. In the third quarter of 2005, there was an $11.8 million credit to income for investigatory and remedial activities, which included an $18.0 million recovery from a third party for costs incurred and expensed in prior periods. Environmental expenses, after giving consideration to the recoveries, were $7.1 million in the third quarter of 2006 compared to $6.2 million in the third quarter of 2005. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

During the third quarter of 2006, other corporate and unallocated costs were $17.4 million, compared to $22.4 million in the third quarter of 2005. This decrease was primarily due to lower legal and legal-related settlement expenses associated with legacy environmental matters. Third quarter 2006 other corporate and unallocated costs include $0.7 million of expenses related to stock options.

On July 10, 2006, a settlement was finalized with the Internal Revenue Service (IRS) on certain outstanding federal income tax exposures. As a result, during the third quarter of 2006, a $24.8 million reduction of income tax expense was recorded. This settlement, which includes the periods 1996-2002, relates primarily to the tax treatment associated with capital losses generated in 1997. As previously disclosed, a $44.0 million payment was made to the IRS in May 2006, in anticipation of this settlement.

CASH FLOW

During the third quarter of 2006, a voluntary pension plan contribution of $80.0 million was made, compared to a $6.0 million voluntary contribution made in the third quarter of 2005. Cash balances declined during the first nine months of 2006 by $160.8 million, compared with an increase in cash during the first nine months of 2005 of $79.8 million. The decline in 2006 includes purchases of $76.6 million of short-term investments that improved investment returns, an increase in working capital of $63.7 million due primarily to higher copper prices, the $80.0 million voluntary pension contribution, and a $77.0 million increase in cash tax payments. These cash tax payments include the $44.0 million payment made in connection with the IRS settlement. During the first nine months of 2005, there were minimal cash tax payments made due to the utilization of tax loss carryforwards.

DIVIDEND

On October 26, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on December 11, 2006 to shareholders of record at the close of business November 10, 2006. This is the 320th consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The company’s third quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, October 27. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, and John E. Fischer, Olin’s Vice President and Chief Financial Officer.

Anyone wishing to listen to the conference call may do so by dialing 800-259-2693. A replay of this conference call will be available beginning at 1:00 P.M. (ET) on Friday, October 27, through 11:59 PM (ET) Friday, November 3, by calling 888-203-1112 or 719-457-0820 (replay pass code: 3725420).

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2005, include, but are not limited to, the following:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	effects of competition, including the migration by United States customers to low-cost foreign locations;

•	higher-than-expected raw material and energy or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	unexpected litigation outcomes;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	unexpected additional taxes and related interest as the result of pending income tax audits;

•	extraordinary events, such as terrorist attacks or war with one or more countries; and

•	the impact of changes in laws and regulations.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2006 - 18

Olin Corporation

Consolidated Statements of Income (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2006	2005	2006	2005
Sales	$851.9	$599.0	$2,403.4	$1,753.6
Operating Expenses:
Cost of Goods Sold (exclusive of the LIFO inventory liquidation gain, shown below)	769.8	505.4	2,143.4	1,484.8
LIFO Inventory Liquidation Gain (b)	—	—	13.5	—
Selling and Administration	44.8	48.3	134.7	128.4
Research and Development	1.0	1.0	3.3	3.1
Restructuring Charges (c)	—	—	15.7	0.3
Other Operating Income (d)	—	0.9	0.7	9.1

Operating Income	36.3	45.2	120.5	146.1
Earnings of Non-consolidated Affiliates	12.6	8.5	37.7	26.9
Interest Expense	5.1	4.3	15.3	14.8
Interest Income	2.6	1.6	8.5	4.0
Other Income	0.4	0.2	1.6	1.3

Income before Taxes	46.8	51.2	153.0	163.5
Income Tax (Benefit) Provision (e)	(9.4)	19.8	30.1	62.8

Net Income	$56.2	$31.4	$122.9	$100.7

Net Income Per Common Share:
Basic	$0.77	$0.44	$1.70	$1.41
Diluted	$0.77	$0.44	$1.69	$1.41

Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60

Average Common Shares Outstanding - Diluted	72.8	71.7	72.6	71.5

(a)	Unaudited.
(b)	The liquidation gain was associated with the closure of our Waterbury Rolling Mills operation as part of the 2006 Metals restructuring actions.
(c)	The nine-month period ended September 30, 2006 reflects the 2006 Metals restructuring charge of $15.7 million. The nine-month period ended September 30, 2005 reflects a restructuring charge of $0.3 million for the 2004 corporate relocation.
(d)	Other operating income includes pretax gains on the dispositions of real estate.
(e)	The three-month period and nine-month period ended September 30, 2006 includes a $24.8 million reduction in income tax expense associated with the settlement of various tax matters.

Olin Corporation

Segment Information (a)

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Sales:
Chlor Alkali Products	$169.1	$151.5	$512.3	$453.5
Metals	578.2	347.1	1,610.8	1,036.0
Winchester	104.6	100.4	280.3	264.1

Total Sales	$851.9	$599.0	$2,403.4	$1,753.6

Income before Taxes:
Chlor Alkali Products (b)	$63.0	$57.3	$204.1	$180.7
Metals (b) (c)	7.3	2.0	36.5	29.0
Winchester	5.9	4.7	13.1	8.1
Corporate/Other:
Pension Expense (d)	(3.7)	(0.6)	(11.6)	(1.7)
Environmental (Provision) Recovery (e)	(6.2)	11.8	(16.3)	4.2
Other Corporate and Unallocated Costs	(17.4)	(22.4)	(52.6)	(56.1)
Restructuring Charges (f)	—	—	(15.7)	(0.3)
Other Operating Income (g)	—	0.9	0.7	9.1
Interest Expense	(5.1)	(4.3)	(15.3)	(14.8)
Interest Income	2.6	1.6	8.5	4.0
Other Income	0.4	0.2	1.6	1.3

Income before Taxes	$46.8	$51.2	$153.0	$163.5

(a)	Unaudited.
(b)	Earnings of non-consolidated affiliates are included in the segment results consistent with management’s monitoring of the operating segments. The earnings from non-consolidated affiliates, by segment, are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Chlor Alkali Products	$12.3	$8.3	$37.1	$26.4
Metals	0.3	0.2	0.6	0.5

Earnings of Non-consolidated Affiliates	$12.6	$8.5	$37.7	$26.9

(c)	Metals segment income for the nine-month period ended September 30, 2006 includes a gain associated with the LIFO inventory liquidation of $13.5 million related to the closure of our Waterbury Rolling Mills operations as part of the 2006 Metals restructuring actions.
(d)	The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.
(e)	Environmental includes recoveries from third parties for costs incurred and expensed in prior periods of $0.9 million and $18.0 million for the three months ended September 30,2006 and 2005, respectively, and $0.9 million and $19.5 million for the nine months September 30, 2006 and 2005, respectively.
(f)	The nine-month period ended September 30, 2006 reflects the 2006 Metals restructuring charge of $15.7 million. The nine-month period ended September 30, 2005 reflects a restructuring charge of $0.3 million for the 2004 corporate relocation.
(g)	Other operating income includes pretax gains on the dispositions of real estate.

Olin Corporation

Consolidated Balance Sheets (a)

(In millions, except per share data)

September 30,	2006	2005
Assets:
Cash & Cash Equivalents	$142.9	$227.1
Short-Term Investments	76.6	—
Accounts Receivable, Net	390.9	305.6
Inventories	274.6	241.4
Current Deferred Income Taxes	—	16.9
Other Current Assets	22.8	10.5

Total Current Assets	907.8	801.5
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,397.1 and $1,382.1)	472.4	465.1
Prepaid Pension Costs	328.3	263.8
Deferred Income Taxes	126.1	42.7
Other Assets	39.0	33.2
Goodwill	77.4	74.9

Total Assets	$1,951.0	$1,681.2

Liabilities and Shareholders’ Equity:
Current Installments of Long-Term Debt	$1.7	$1.1
Accounts Payable	215.6	128.9
Income Taxes Payable	12.0	0.6
Accrued Liabilities	179.5	161.4

Total Current Liabilities	408.8	292.0
Long-Term Debt	252.5	256.8
Accrued Pension Liability	576.7	518.5
Other Liabilities	169.6	176.2

Total Liabilities	1,407.6	1,243.5

Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 72.9 Shares (71.7 in 2005)	72.9	71.7
Additional Paid-In Capital	713.7	679.2
Accumulated Other Comprehensive Loss	(297.9)	(270.2)
Retained Earnings (Accumulated Deficit)	54.7	(43.0)

Total Shareholders’ Equity	543.4	437.7

Total Liabilities and Shareholders’ Equity	$1,951.0	$1,681.2

(a)	Unaudited.

Olin Corporation

Consolidated Statements of Cash Flows (a)

(In millions)

Nine Months Ended September 30,	2006	2005
Operating Activities:
Net Income	$122.9	$100.7
Earnings of Non-consolidated Affiliates	(37.7)	(26.9)
Other Operating Income - Gains on Disposition of Real Estate	(0.7)	(9.1)
Stock-Based Compensation	4.3	1.7
Non-Cash Restructuring Charge	3.8	—
Depreciation and Amortization	53.9	53.7
LIFO Inventory Liquidation Gain	(13.5)	—
Deferred Income Taxes	(43.0)	58.5
Qualified Pension Plan Contribution	(80.0)	(6.0)
Qualified Pension Plan Expense	26.5	15.5
Common Stock Issued Under Employee Benefit Plans	2.6	2.1
Changes in:
Receivables	(95.9)	(62.7)
Inventories	1.5	15.1
Other Current Assets	(10.7)	8.3
Accounts Payable and Accrued Liabilities	52.5	21.1
Income Taxes Payable	(11.1)	0.3
Other Assets	9.6	(6.2)
Other Noncurrent Liabilities	(16.2)	(1.5)
Other Operating Activities	6.2	5.2

Net Operating Activities	(25.0)	169.8

Investing Activities:
Capital Expenditures	(48.0)	(45.1)
Proceeds from Disposition of Property, Plant and Equipment	1.3	14.0
Purchase of Short-Term Investments	(76.6)	—
Distributions from Affiliated Companies, Net	36.2	19.2
Other Investing Activities	(0.7)	(1.4)

Net Investing Activities	(87.8)	(13.3)

Financing Activities:
Long-Term Debt Repayments	(1.1)	(51.8)
Issuance of Common Stock	10.3	10.6
Stock Options Exercised	4.4	7.7
Excess Tax Benefits from Stock Options Exercised	0.7	—
Dividends Paid	(43.5)	(42.8)
Deferred Debt Issuance Costs	(18.8)	—
Other Financing Activities	—	(0.4)

Net Financing Activities	(48.0)	(76.7)

Net (Decrease) Increase in Cash and Cash Equivalents	(160.8)	79.8
Cash and Cash Equivalents, Beginning of Year	303.7	147.3

Cash and Cash Equivalents, End of Period	$142.9	$227.1

(a)	Unaudited.